Exhibit 99.1

GTSI Provides Strategic Plan Update

Company expects softness in Q2 results due largely to its ERP system implementation

CHANTILLY, VA. – July 6, 2005 – GTSI® Corp. (Nasdaq: GTSI), a leading government information technology solutions aggregator, today announced that financial results for the quarter ended June 30, 2005 will be negatively impacted due to lower bookings and shipments, largely as a result of the internal distractions and other difficulties arising from the implementation of its new enterprise resource planning (ERP) system.  In addition, the company believes that its longer-term goal to double revenue by 2007 will be adversely impacted as a result of current conditions in its business.

“The second quarter has been a tough one for our customers, vendor partners, and employees,” said Dendy Young, Chairman and Chief Executive Officer of GTSI.  “We have been experiencing difficulties in delivering products to many customers in a timely manner due to software problems with our ERP implementation.  This has caused disruption to some customer relationships.”

“We have, however, seen progress in June and believe that most of the operational issues have been substantially resolved.  GTSI greatly appreciates the loyalty of its customers and vendor partners and the dedication and hard work of our employees during this transitional period,” said Mr. Young.

As previously announced on May 31st, GTSI temporarily suspended the reporting of monthly revenue, backlog and bookings due to an inability to validate data generated by its ERP system.  The company anticipates a clean and timely financial close to the June quarter.

In July 2004, GTSI announced and embarked upon a strategic plan seeking to double revenue, improve margin, and increase productivity by 2007.  Throughout the past year, the company has made investments in IT infrastructure, marketing, operations, and sales to achieve its stated goals.  However, as a result of the significant weakness in both the first quarter results and the anticipated results in the second quarter, the company has determined that it is unlikely it will achieve the ambitious 2007 timetable to double revenue.  GTSI management continues to believe that it has the ability to increase margin, as has been done over the past few quarters, and improve productivity as employees become acclimated to the ERP system.  Management also believes that this new information platform is essential to our long-term success.

“Overall, it has been a difficult and distracting period for our company.  We look forward to getting back into a growth mode,” said Mr. Young.

About GTSI Corp.

GTSI Corp. is an information technology (IT) solutions leader, focusing exclusively on Federal, State, and Local government customers worldwide.  For two decades, GTSI has served those customers by teaming with global IT leaders like Panasonic, Cisco, Sun Microsystems, HP, and Microsoft.  Offering a broad range of products and services, an extensive contract portfolio, and ISO 9001:2000 standard for quality management GTSI uses its Technology Practices to deliver “best of breed” solutions that help government customers do their job more effectively.  GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

### ### ###